Exhibit 10.2

NON-SOLICITATION
AND
CHANGE IN CONTROL AGREEMENT

THIS AGREEMENT, made the 10th day of March 2015, between ROYAL BANCSHARES OF PENNSYLVANIA, INC., a Pennsylvania business corporation (the “Corporation”), ROYAL BANK AMERICA, a Pennsylvania chartered bank (the “Bank”) (the Corporation and Bank are sometimes referred to herein collectively as the “Employer”), and _______________________, an adult individual (“Employee”).

WITNESSETH:

WHEREAS, Employee is currently employed as the _________________ of Employer;

WHEREAS, Employer desires to induce Employee to remain in its employ on an impartial and objective basis in the event of a transaction pursuant to which a Change in Control of Employer occurs, and is willing to provide Employee the additional benefits provided herein in consideration of Employee’s continued employment and the additional non-disclosure and non-solicitation covenants provided herein;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, each intending to be legally bound, hereby agree as follows:

AGREEMENT:

1.                    Term of Agreement.

(a)            General.  This Agreement shall be for a period (the “Term”) commencing on the date of this Agreement and ending on December 31, 2016; provided, however, that, commencing on January 1, 2017 and on January 1 of each succeeding year (each an “Annual Renewal Date”), the Term shall be automatically extended for one (1) additional year from the applicable Annual Renewal Date (each, an “Extension”), unless Employer or Employee shall give written notice of nonrenewal to the other party at least sixty (60) days prior to an Annual Renewal Date, in which event this Agreement shall terminate at the end of the then existing Term.  References in this Agreement to the “Term” shall refer to the initial one-year term and the terms of any Extensions as may become effective.

(b)           Termination for Cause.  Notwithstanding the provisions of Section l(a) of this Agreement, this Agreement shall terminate automatically upon termination by Employer of Employee’s employment for Cause.  As used in this Agreement, “Cause” shall mean the following:

(i) Employee’s conviction of, or plea of guilty or nolo contendere to, a felony, a crime of falsehood, or a crime involving moral turpitude, or the actual incarceration of Employee for a period of at least thirty (30) days;

(ii) Employee’s failure to follow the good faith lawful instructions of the President and Chief Executive Officer of Corporation or Bank, following Employee’s receipt of written notice of such instructions;

(iii) Employee’s intentional failure to substantially perform Employee’s duties to, or on behalf of, Corporation or Bank, other than a failure resulting from Employee’s incapacity because of disability;

(iv) Employee’s intentional violation of any law, rule or regulation (other than traffic violations or similar offenses), Employee’s intentional violation of any memorandum of understanding or cease and desist order of a federal or state banking agency applicable to Employer, Employee’s intentional violation of any code of conduct or ethics applicable to officers or employees of Corporation or Bank, or Employee’s intentional violation of any material provision of this Agreement;

(v) dishonesty on the part of Employee in the performance of Employee’s duties or conduct on the part of Employee which, in the reasonable judgment of the Board of Directors of Corporation (the “Board”) and the Board of Directors of the Bank (the “Bank Board”), brings public discredit to Corporation or Bank;

(vi) Employee’s breach of fiduciary duty, in connection with Employee’s employment hereunder, which involves personal profit or which results in demonstrable material injury to Corporation or Bank; or

(vii) Employee’s removal or prohibition from being an institution-affiliated party by a final order of an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act or by the Pennsylvania Department of Banking pursuant to state law.

If Employee’s employment is terminated for Cause, Employee’s rights under this Agreement shall cease as of the effective date of such termination.

(c)           Voluntary Termination, Retirement, or Death.  Notwithstanding the provisions of Section l(a) of this Agreement, this Agreement shall terminate automatically upon termination of Employee’s employment as a result of voluntary termination by Employee (other than in accordance with Section 2 of this Agreement), retirement at Employee’s election, or death.  In any such event, Employee’s rights under this Agreement shall cease as of the date of such event; provided, however, that if Employee dies after a Notice of Termination (as defined in Section 2(a) of this Agreement) is delivered by Employee, the payments and benefits described in Section 3 will nonetheless be made to the person or persons determined pursuant to Section 13(b) of this Agreement.

(d)           Disability.  Notwithstanding the provisions of Section 1(a) of this Agreement, this Agreement shall terminate automatically upon termination of Employee’s employment as a result of Employee’s disability and Employee’s rights under this Agreement shall cease as of the date of such termination; provided, however, that, if Employee becomes disabled after a Notice of Termination (as defined in Section 2(a) of this Agreement) is delivered by Employee, Employee shall nevertheless be absolutely entitled to receive all of the payments and benefits provided for in, and for the term set forth in, Section 3 of this Agreement.  As used in this Agreement, the term “Disability” means incapacitation, by accident, sickness or otherwise, such that Employee is rendered unable to perform the essential duties required of Employee by Employee’s position with Employer at that time, notwithstanding reasonable accommodation, for a period of six (6) consecutive months.

2.                    Termination Following Change in Control.

(a)            Good Reason.  If a Change in Control (as defined in Section 2(b) of this Agreement) shall occur at any time during the term of this Agreement, and if within one year after such Change in Control there shall be (a) any material breach by Employer of, or material failure of Employer to tender performance under, this Agreement, or (b) any of the following, if taken without Employee’s express written consent:

(i) A material diminution in Employee’s authority, duties or other terms or conditions of employment as the same exist on the date of the Change in Control;

(ii) Any reassignment of Employee to a location greater than 25 miles from the location of Employee’s office on the date of the Change in Control, unless such new location is closer to Employee’s primary residence than the location on the date of the Change in Control;

(iii) Any material diminution in Employee’s base salary;

(iv) Any failure to provide Employee with any benefits enjoyed by Employee under any of Corporation’ or Bank’s retirement or pension, life insurance, medical, health and accident, disability or other material employee plans in which Employee participated at the time of the Change in Control or the taking of any action that would materially reduce any of such benefits in effect at the time of the Change in Control, except for any reductions in benefits or other actions resulting from changes to or reductions in benefits applicable to employees generally;

(v) Any requirement that Employee travel in the performance of Employee’s duties on behalf of Corporation or Bank for a significantly greater period of time during any year than was required of Employee during the year preceding the year in which the Change in Control occurred, which results in a material negative change to Employee in the employment relationship; or

(vi) Any other material breach of this Agreement;

then, at the option of Employee, exercisable by Employee during the one hundred twenty (120) day period after the occurrence of each and every of the foregoing events (“Good Reason”), Employee may resign from employment with Employer (or, if involuntarily terminated, give notice of intention to collect benefits under this Agreement) by delivering a notice in writing (the “Notice of Termination”) to Employer and Employee will become entitled to the payments and benefits described in Section 3 of this Agreement.  After the expiration of the one hundred twenty (120) day period described above, Employee cannot exercise such right with respect to that Good Reason event.

(b)            Change in Control Defined.  As used in this Agreement, “Change in Control” shall mean:

(i)  (A) a merger, consolidation or division involving the Corporation or Bank, (B) a sale, exchange, transfer or other disposition of substantially all of the assets of Corporation or Bank, or (C) a purchase by Corporation or Bank of substantially all of the assets of another entity, unless (y) such merger, consolidation, division, sale, exchange, transfer, purchase or disposition is approved in advance by seventy-five percent (75%) or more of the members of the Board or the Bank Board who are not interested in the transaction and (z) a majority of the members of the Board of Directors of the legal entity resulting from or existing after any such transaction and the Board of Directors of such entity’s parent corporation, if any, are former members of the Board or the Bank Board; or

(ii)  any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Corporation or Bank representing fifty-one percent (51%) or more of the combined voting power of Corporation or Bank’s then outstanding securities; provided, however, that for the purposes of this Agreement, a Change in Control shall not result from the beneficial ownership (with the meaning of Rule 13d-3 under the Exchange Act) of securities of the Corporation or the Bank representing fifty-one percent (51%) or more of the combined voting power of the Corporation’s or the Bank’s then outstanding securities by (x) any “person” who on the date hereof is a director or officer of the Corporation or the Bank, (y) the Daniel M. Tabas Trust, the estate of Daniel M. Tabas, or any person who is related by descent or marriage to either Daniel M. Tabas, or any family member of any such persons, or (z) any estate or trust of or for the benefit of any of the persons described in clause (x) or clause (y) of this subparagraph (ii);

(iii) during the period of two (2) consecutive years during the term of Executive’s employment under this Agreement, individuals who at the beginning of such period constitute the Board or the Bank Board cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least sixty-seven percent (67%) of the directors then in office who were directors at the beginning of the period; or

(iv) any other transaction involving the Corporation or Bank similar in effect to any of the foregoing and designated as a Change in Control by the Board or the Bank Board.

3.                    Rights in Event of Termination Following Change in Control.  In the event that Employee validly and timely delivers a Notice of Termination to Employer, Employee shall be absolutely entitled to receive the following compensation:

(a)            The Employer shall pay, within twenty (20) days from the later of the date of termination of employment or the delivery of a Notice of Termination, notwithstanding any termination of this Agreement during such period, a lump sum cash payment equal to two (2) times Employee’s base salary at the highest annual amount in effect during the three (3) calendar years preceding the year in which the Notice of Termination is delivered.

4.                    Confidential Information.  Employee agrees that during and subsequent to Employee’s employment with Employer, Employee will not (i) disclose, in whole or in part, any confidential information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever unless authorized in writing to do so by Employer or as otherwise required by law or (ii) use any confidential information for Employee’s own purpose or for the benefit of any person, firm, corporation, association or other entity other than Employer, except in the proper performance of Employee’s duties as instructed by Employer.  Upon cessation of Employee’s employment with Employer, the restrictions set forth in this paragraph will not apply to confidential information which is then in the public domain (unless Employee is responsible, directly or indirectly, for such confidential information entering the public domain without the consent of Employer).

5.                    Non-Solicitation/No Piracy

(a)            Employee hereby acknowledges and recognizes the highly competitive nature of the business of Corporation and Bank and accordingly agrees that, during and for the applicable period set forth in Section 5(c), Employee shall not, directly or indirectly:

(i) for or on behalf of Employee or a same, similar or competitive business as Employer or any of its affiliates, solicit, provide services to, contract with, or accept business from any person or entity which was a client of Employer or any of its affiliates at the date of cessation of Employee's employment or within one hundred twenty (120) days prior to cessation of Employee's employment, and with whom Employee had business dealings during that period;

(ii) solicit, encourage or induce any person or entity with the effect or for the purpose (which need not be the sole or primary effect or purpose) of:  (A) causing any material deposits or other funds with respect to which Employer or any of its affiliates provides services to be withdrawn, (B) causing any client or customer of Employer to refrain from engaging Employer or any of its affiliates, or (C) causing any client or customer to terminate or materially diminish its relationship with Employer or any of its affiliates; and/or

(iii) (A) induce, offer, assist, solicit, encourage or suggest, in any manner whatsoever, (1) that Employee or another business or enterprise offer employment to or enter into a business affiliation with any employee, agent or representative of Employer or any of its affiliates, or (2) that any employee, agent or representative of Employer or any of its affiliates terminate his or her employment or business affiliation with Employer or any of its affiliates; or (B) hire, employ or contract with any employee, agent or representative of Employer or any of its affiliates.

(b)            It is expressly understood and agreed that, although Employee, Corporation and Bank consider the restrictions contained in Section 5(a) reasonable for the purpose of preserving for Corporation and Bank their goodwill and other proprietary rights, if a final judicial determination is made by a court or arbitrator having jurisdiction that the time or territory or any other restriction contained in Section 5(a) is an unreasonable or otherwise unenforceable restriction against Employee, the provisions of Section 5(a) shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

(c)            The provisions of this Section 5 shall be applicable commencing on the date of this Agreement and ending twelve (12) months following the effective date of any termination of employment (regardless of whether a Change in Control has occurred).

6.                   Remedies.  Employee acknowledges and agrees that the remedy at law of Employer for a breach or threatened breach of any of the provisions of Section 4 or 5 would be inadequate and, in recognition of this fact, in the event of a breach or threatened breach by Employee of any of the provisions of Section 4 or 5, it is agreed that Employer shall be entitled to, without posting any bond, and Employee agrees not to oppose any request of Employer for, equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction, or any other equitable remedy which may then be available.  Nothing contained in this section shall be construed as prohibiting Employer from pursuing any other remedies available to them, at law or in equity, for such breach or threatened breach.

7.                    Notices.  Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Employee’s residence, in the case of notices to Employee, and to the principal office of Employer, in the case of notices to Employer.

8.                    Waiver.  No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Employee and an executive officer specifically designated by the Board and the Bank Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

9.                    Assignment.  This Agreement shall not be assignable by either party, except by Employer to any successor in interest to Employer’s business.

10.                 Entire Agreement.  This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and, in accordance with the provisions of Section 21, supersedes any prior understanding of the parties.

11.                 Successors; Binding Agreement.

(a)            Employer.  Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place.  Failure by Employer to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a breach of this Agreement.  As used in this Agreement, “Employer” shall mean Employer as defined previously and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(b)            Employee.  This Agreement shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, heirs, distributees, devisees, and legatees.  If Employee should die after a Notice of Termination is delivered by Employee and any amounts would be payable to Employee under this Agreement if Employee had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee, or other designee, or, if there is no such designee, to Employee’s estate.

12.                 Continuation of Certain Provisions.  Any termination of Employee’s employment under this Agreement or of this Agreement after a Change in Control will not affect the payment and benefit provisions of Section 3, which will, if relevant, survive any such termination and remain in full force and effect in accordance with its terms.

13.                 Other Rights; Severance.  Except as provided in Section 19, nothing herein will be construed as limiting, restricting or eliminating any rights Employee may have under any plan, contract or arrangement to which Employee is a party or in which Employee is a vested participant; provided, however, that any termination payments required hereunder will be in lieu of any severance benefits to which Employee may be entitled under a severance plan or arrangement of Employer; and provided further, that if the benefits under any such plan or arrangement may not legally be eliminated, then the payments hereunder will be reduced (but not below zero) by the amount payable under such plan or arrangement.

14.                 No Employment Agreement; At-Will Employment.  This Agreement does not constitute an employment agreement or an agreement to maintain employment for any period of time.  Employee’s employment with Employer constitutes “at-will” employment and either Employee or Employer may terminate Employee’s employment at any time, subject to the procedures and consequences in the event of a termination of employment after a Change in Control set forth in this Agreement.

15.                 Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

16.                 Applicable Law.  This Agreement shall be governed by and construed in accordance with the domestic laws (but not the law of conflicts of law) of the Commonwealth of Pennsylvania.

17.                 Headings.  The headings of the Sections of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

18.                 Number.  Words used herein in the singular will be construed as being used in the plural, as the context requires, and vice versa.

19.                 Regulatory Matters.  The obligations of Employer under this Agreement shall in all events be subject to any required limitations or restrictions imposed by or pursuant to the Federal Deposit Insurance Act or the Pennsylvania Banking Code of 1965 as the same may be amended from time to time, including but not limited to, that all payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with applicable laws and any regulations promulgated thereunder, including, without limitation, 12 C.F.R. Part 359.

20.                 References to Employer.  All references to Employer shall be deemed to include references to companies affiliated with Employer, as appropriate in the relevant context.

21.                 Effective Date; Termination of Prior Understandings.  This Agreement will become effective immediately upon the execution and delivery of this Agreement by the parties hereto.  Upon the execution and delivery of this Agreement, any prior understanding relating to the subject matter hereof will be deemed automatically terminated and be of no further force or effect.

22.                 Withholding For Taxes.  All amounts and benefits paid or provided hereunder will be subject to withholding for taxes as required by law.

23.                 Individual Agreement.  This Agreement is an agreement solely between and among the parties hereto. It is intended to constitute a nonqualified unfunded arrangement for the benefit of a key management employee and will be construed and interpreted in a manner consistent with such intention.

24.                 Application of Code Section 409A.

(a)      Notwithstanding anything in this Agreement to the contrary, the receipt of any benefits under this Agreement as a result of a termination of employment shall be subject to satisfaction of the condition precedent that Employee undergo a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h) or any successor thereto.  In addition, if Employee is deemed to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provisions of any benefit that is required to be delayed pursuant to Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six (6) month period measured from the date of Employee’s “separation from service” (as such term is defined in Treas. Reg. § 1.409A-1(h)), or (ii) the date of Employee’s death (the “Delay Period”).  Within ten (10) days following the expiration of the Delay Period, all payments and benefits delayed pursuant to this section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.  To the extent that the foregoing applies to the provision of any ongoing welfare benefits to Employee that would not be required to be delayed if the premiums therefore were paid by Employee, Employee shall pay the full costs of premiums for such welfare benefits during the Delay Period and Corporation or Bank shall pay Employee an amount equal to the amount of such premiums paid by Employee during the Delay Period within ten (10) days after the conclusion of such Delay Period.

(b)         Except as otherwise expressly provided herein, to the extent any expense reimbursement or other in-kind benefit is determined to be subject to Code Section 409A, the amount of any such expenses eligible for reimbursement or in-kind benefits in one calendar year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year (except under any lifetime limit applicable to expenses for medical care), in no event shall any expenses be reimbursed or in-kind benefits be provided after the last day of the calendar year following the calendar year in which Employee incurred such expenses or received such benefits, and in no event shall any right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

(c)          Any payments made pursuant to Section 3, to the extent of payments made from the date of termination through March 15th of the calendar year following such date, are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) and thus payable pursuant to the “short-term deferral” rule set forth in Treas. Reg. §1.409A-1(b)(4); to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) made upon an involuntary termination from service and payable pursuant to Treas. Reg. §1.409A-1(b)(9)(iii), to the maximum extent permitted by said provision.  Notwithstanding the foregoing, if Employer determines that any other payments hereunder fail to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), the payment of such benefit shall be delayed to the minimum extent necessary so that such payments are not subject to the provisions of Code Section 409A(a)(1).

25.         Limitation on Benefits. Anything contained in this Agreement to the contrary notwithstanding, if any of the payments or benefits received or to be received by Employee pursuant to this Agreement, when taken together with payments and benefits provided to Employee under any other plans, contracts, or arrangements with Employer (all such payments and benefits being hereinafter referred to as the “Total Payments”), will be subject to any excise tax imposed under Code Section 4999 (together with any interest or penalties, the “Excise Tax”), then such Total Payments shall be reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax. To effectuate the reduction described above, if applicable, Employer shall first reduce or eliminate the payments and benefits provided under this Agreement. All calculations required to be made under this Section will be made by Employer’s independent public accountants, subject to the right of Employee’s representative to review the same. The parties recognize that the actual implementation of the provisions of this Section are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:	ROYAL BANCSHARES OF PENNSYLVANIA, INC.

By:
Secretary

ATTEST:	ROYAL BANK AMERICA

By:
Secretary

WITNESS:	EXECUTIVE